EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement (No. 333-177607) on Form S-8 of Xylem Inc. of our report dated June 24, 2015 (June 23, 2016 as to the effects of the early adoption of certain accounting pronouncements as described in Note 2) relating to our audits of the Statement of Net Assets Available for Benefits of the Xylem Retirement Savings Plan, as of December 31, 2014 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the early adoption of ASU 2015-07, Fair Value Measurement (Topic 820) Disclosures for Investments in Certain Entities That Calculate Net Asset Value per Share (or Its Equivalent) and ASU 2015-12, Plan Accounting: Defined Benefit Pension Plans (Topic 960), Defined Contribution Pension Plans (Topic 962) Health and Welfare Benefit Plans (Topic 965) I. Fully Benefit-Responsive Investment Contracts, II. Plan Investment Disclosures, III. Measurement Date Practical Expedient consensuses of the FASB Emerging Issues Task Force) appearing in this Annual Report on Form 11-K of the Xylem Retirement Savings Plan for the year ended December 31, 2015.

/s/ Deloitte & Touche LLP
Stamford, Connecticut
June 24, 2015 (June 23, 2016 as to the effects of the early adoption of certain accounting pronouncements as described in Note 2)